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News Release                                                       [LUCENT LOGO]



Debra Lewis
908-582-3193 (office)
212-262-5738 (home)
dflewis@lucent.com

Mary Ward
908-582-7658 (office)
732-424-0215 (home)
maryward@lucent.com

LUCENT TECHNOLOGIES AGREES TO SELL POWER SYSTEMS BUSINESS TO TYCO

FOR RELEASE: MONDAY, NOVEMBER 13, 2000

      MURRAY HILL, N.J. - Lucent Technologies (NYSE: LU) said today that it has agreed to sell its Power Systems business to Tyco International Ltd. (NYSE:
TYC; LSE: TYI; BSX: TYC), a diversified manufacturing and service company, for $2.5 billion in cash.

      The sale, which is subject to regulatory approval and other customary closing conditions, is expected to close by Dec. 31, 2000 and result in a one-time gain to be recorded as an extraordinary item, net of tax, on Lucent's income statement.

      "As Lucent focuses on the broadband and mobile Internet markets, we recognized that the Power Systems business, and its employees, will be best positioned for future success in a company serving the electronics and power industries," said Bill O'Shea, executive vice president, corporate strategy and business development at Lucent Technologies. "Our goal was to find the right buyer, and we are very pleased that Tyco recognized the value of Lucent's Power Systems business and its talented people. We look forward to an ongoing relationship with Tyco and Power Systems under the multiyear supply agreement to purchase Power Systems products."

      Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers the systems, software, silicon and services for next-generation communications networks for service providers and enterprises. Backed by the research and development of Bell Labs, Lucent focuses on high-growth areas such as broadband and mobile Internet infrastructure; communications software; communications semiconductors and optoelectronics; Web-based enterprise solutions that link private and public networks; and professional network design and consulting services.


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This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include timely completion of this transaction, price and product competition, dependence on new product development, reliance on major customers, customer demand for our products and services, the ability to successfully integrate acquired companies, availability of manufacturing capacity, components and material, control of costs and expenses, credit concerns in the emerging service provider market, international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Lucent with the Securities and Exchange Commission. Lucent disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.